UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2025

DIRTT ENVIRONMENTAL SOLUTIONS LTD

(Exact name of Registrant as Specified in Its Charter)

Canada	001-39061	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.
Calgary, Alberta		T2C 1N6
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (403) 723-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Executive Employment Agreements

On March 3, 2025 DIRTT Environmental Solutions Ltd. (the “Company”) entered into addendums to the existing executive employment agreements with Benjamin Urban, originally effective June 22, 2022 (the “Urban Employment Agreement Addendum”) and Fareeha Khan, originally effective August 25, 2023 (the “Khan Employment Agreement Addendum” and together with the Urban Employment Agreement Addendum, the “Employment Agreement Addendums”). Additionally, on April 15, 2025, the Company entered into an amended and restated executive employment agreement with Richard Hunter, originally effective August 12, 2022 (the “Amended and Restated Hunter Employment Agreement”).

The Employment Agreement Addendums and the Amended and Restated Hunter Employment Agreement both provide that in the event of a “Change in Control” of the Company (as defined in the applicable equity award plan or agreement), the executive’s outstanding unvested time-based Restricted Share Units shall vest in full. Additionally, the Amended and Restated Hunter Employment Agreement provides that if Mr. Hunter’s employment is terminated without Just Cause (as defined in the Amended and Restated Hunter Employment Agreement) or for Good Reason (as defined in the Amended and Restated Hunter Employment Agreement) all outstanding unvested Restricted Share Units shall vest in full.

The Amended and Restated Hunter Employment Agreement provides for an annual base salary of CAD $506,250, four weeks paid vacation, and eligibility to participate in the Company’s health and dental plans, equity-based arrangements, Employee Share Purchase Plan, and Variable Pay Plan, with an initial target bonus of 50-100% of Mr. Hunter’s annual base salary. Mr. Hunter’s agreement also provides for reimbursement for reasonable travel and other out of pocket expenses and a tax equalization guarantee (applicable during the period he is employed from January 1, 2024 through December 31, 2026).

Pursuant to the Amended and Restated Hunter Employment Agreement, if Mr. Hunter is terminated by the Company with Just Cause (as defined in the Amended and Restated Hunter Employment Agreement), by him without Good Reason (as defined in the Amended and Restated Hunter Employment Agreement), or by reason of his death, he is entitled payment of any wages, benefits, prorated bonus, vacation pay, statutory pay, and reimbursable expenses accrued up to the date of his termination (the “Severance Benefits”). If the Company terminates Mr. Hunter without Just Cause or Mr. Hunter terminates his employment for Good Reason, he will be entitled to (i) the greater of (a) 24 months’ base salary or (b) the minimum termination notice or payment in lieu of notice required by the Employment Standards Code (the “ESC”), (ii) continued participation in the Company’s Canadian benefit plans until the earlier of the conclusion of the statutory notice period under the ESC or the date the Executive obtains any alternative benefit coverage, and (iii) reimbursement for any US benefit coverage that the executive elects to continue pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a 24-month period or earlier (as applicable).

The termination benefits described in the preceding paragraph are subject to Mr. Hunter’s execution of release of claims in favor of the Company and his abiding by the non-competition, non-solicitation, confidentiality, and proprietary and moral rights provisions of the Hunter Amended and Restated Employment Agreement.

The foregoing description of the Employment Agreement Addendums and the Amended and Restated Hunter Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Urban Employment Agreement Addendum, Khan Employment Agreement Addendum, and Amended and Restated Hunter Employment Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively.

Amendment to Time-Based Restricted Share Unit Awards

On April 23, 2025 the Company amended its Time-Based Restricted Share Unit Agreements by and between the Company and each of Benjamin Urban, Fareeha Khan and Richard Hunter (each an “Amendment to the Executive RSU Agreement”) to provide that upon a Change in Control or the termination of the executive’s employment by the executive for Good Reason, by the Company without Just Cause, or by reason of executive’s death, all of the outstanding unvested Restricted Share Units held by the executive shall vest in full.

The foregoing description of the Amendment to the Executive RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Amendment to the Executive RSU Agreement, a copy of which is attached hereto as Exhibit 10.4.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Executive Employment Agreement Addendum by and between DIRTT Environmental Solutions Ltd. and Benjamin Urban, effective March 3, 2025.
10.2	Executive Employment Agreement Addendum by and between DIRTT Environmental Solutions Ltd. and Fareeha Khan, effective March 3, 2025.
10.3	Amended and Restated Executive Employment Agreement by and between DIRTT Environmental Solutions Ltd. and Richard Hunter, executed April 15, 2025.
10.4	Form of Restricted Stock Unit Agreement Amendment for Executives, effective April 23, 2025.

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date:	April 24, 2025	By:	/s/ Fareeha Khan
Fareeha Khan Chief Financial Officer